AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
MONTHLY PRICING SUPPLEMENT, DATED MARCH 1, 2013,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On March 1, 2013, our net asset value (“NAV”) per institutional share is $9.806 and our NAV per retail share is $9.909.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of February 1, 2013:	$9,779,984.59

Net Assets as of March 1, 2013:
Real Estate Properties, at Fair Value	$28,230,093.47
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,578,338.43
Subscriptions Receivable	50,000.00
Prepaid Organizational and Other Costs	4,578,393.36
Total Net Assets	34,436,825.26
Liabilities
Financing	21,007,385.92
Deferred Revenue	123,375.77
Other Liabilities (1)	2,917,636.79
Total liabilities	24,048,398.48
Net Asset Value	$10,388,426.78

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

 www.arcdailynav.com – 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
February 4, 2013	$9.806	$9.903
February 5, 2013	$9.806	$9.903
February 6, 2013	$9.806	$9.904
February 7, 2013	$9.806	$9.904
February 8, 2013	$9.806	$9.904
February 11, 2013	$9.806	$9.905
February 12, 2013	$9.806	$9.905
February 13, 2013	$9.806	$9.905
February 14, 2013	$9.806	$9.905
February 15, 2013	$9.806	$9.905
February 19, 2013	$9.806	$9.906
February 20, 2013	$9.806	$9.907
February 21, 2013	$9.806	$9.907
February 22, 2013	$9.806	$9.907
February 25, 2013	$9.806	$9.908
February 26, 2013	$9.806	$9.908
February 27, 2013	$9.806	$9.908
February 28, 2013	$9.806	$9.909
March 1, 2013	$9.806	$9.909

www.arcdailynav.com – 1.866.532.4743